THE HUNTINGTON FUNDS

AMENDED DISTRIBUTION AGREEMENT

AUGUST 31, 2012

This Agreement, made as of April 1, 2009, and amended August 31, 2012, by and among The Huntington Funds, a Delaware statutory trust (the “Fund”) and Unified Financial Securities, Inc., an Indiana corporation (the “Distributor”).

WHEREAS, the Fund, on behalf of the portfolios set forth on Exhibit A, is registered as an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “Act”); and

WHEREAS, the Distributor is a broker-dealer registered with the Securities and Exchange Commission (the “SEC”) and a member of The Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, the Fund and the Distributor are desirous of entering into an agreement providing for the distribution by the Distributor of shares of beneficial interest (the “Shares”) of each series or share class of shares of the Fund (the “Series”);

NOW, THEREFORE, in consideration of the promises and agreements of the parties contained herein, the parties agree as follows:

1.	Appointment.

The Fund hereby appoints the Distributor as its exclusive agent for the distribution of the Shares, and the Distributor hereby accepts such appointment under the terms of this Agreement. While this Agreement is in force, the Fund shall not sell any Shares except on the terms set forth in this Agreement. Notwithstanding any other provision hereof, the Fund may terminate, suspend or withdraw the offering of Shares whenever, in its sole discretion, it deems such action to be desirable.

2.	Sale and Repurchase of Shares.

(a)	The Distributor will have the right, as agent for the Fund, to enter into dealer agreements with responsible investment dealers (“Financial Institutions”), and to sell Shares to such Financial Institutions against orders therefor at the public offering price (as defined in subparagraph 2(d) hereof) stated in the Fund’s effective Registration Statement on Form N-1A under the Act and the Securities Act of 1933, as amended, including the then current prospectus and statement of additional information (the “Registration Statement”). Upon receipt of an order to purchase Shares from a dealer with whom the Distributor has a dealer agreement, the Distributor will promptly cause such order to be filled by the Fund.

(b)	The Distributor will also have the right, as agent for the Fund, to sell such Shares to the public against orders therefor at the public offering price.

(c)	The Distributor will also have the right to take, as agent for the Fund, all actions which, in the Distributor’s reasonable judgment, are necessary to carry into effect the distribution of the Shares.

(d)	The public offering price for the Shares of each Series shall be the respective net asset value of the Shares of that Series then in effect, plus any applicable sales charge determined in the manner set forth in the Registration Statement or as permitted by the Act and the rules and regulations of the SEC promulgated thereunder. In no event shall any applicable sales charge exceed the maximum sales charge permitted by the Rules of FINRA.

(e)	The net asset value of the Shares of each Series shall be determined in the manner provided in the Registration Statement, and when determined shall be applicable to transactions as provided for in the Registration Statement. The net asset value of the Shares of each Series shall be calculated by the Fund or by another entity on behalf of the Fund. The Distributor shall have no duty to inquire into or liability for the accuracy of the net asset value per Share as calculated.

(f)	On every sale, the Fund shall receive the applicable net asset value of the Shares promptly, but in no event later than the third business day following the date on which the Distributor shall have received an order for the purchase of the Shares.

(g)	Upon receipt of purchase instructions, the Distributor will transmit such instructions to the Fund or its transfer agent for registration of the Shares purchased.

(h)	Nothing in this Agreement shall prevent the Distributor or any affiliated person (as defined in the Act) of the Distributor from acting as the Distributor or distributor for any other person, firm or corporation (including other investment companies) or in any way limit or restrict the Distributor or any such affiliated person from buying, selling or trading any securities for its or their own account or for the accounts of others from whom it or they may be acting; provided, however, that the Distributor expressly represents that it will undertake no activities which, in its reasonable judgment, will adversely affect the performance of its obligations to the Fund under this Agreement.

(i)	The Distributor, as agent of and for the account of the Fund, may repurchase the Shares at such prices and upon such terms and conditions as shall be specified in the Registration Statement.

3.	Sale of Shares by the Fund.

The Fund reserves the right to issue any Shares at any time directly to the holders of Shares (“Shareholders”), to sell Shares to its Shareholders or to other persons at not less than net asset value and to issue Shares in exchange for substantially all the assets of any corporation or trust or for the shares of any corporation or trust.

4.	Basis of Sale of Shares.

The Distributor does not agree to sell any specific number of Shares. The Distributor, as agent for the Fund, undertakes to sell Shares on a best efforts basis only against orders therefor.

5.	Rules of FINRA, etc.

(a)	The Distributor will conform to the Rules of FINRA and the securities laws of any jurisdiction in which it sells, directly or indirectly, any Shares.

(b)	The Distributor will require each dealer with whom the Distributor has a dealer agreement to conform to the applicable provisions hereof and the Registration Statement with respect to the public offering price of the Shares, and neither the Distributor nor any such dealers shall withhold the placing of purchase orders so as to make a profit thereby.

(c)	The Fund agrees to furnish to the Distributor sufficient copies of any agreements, plans or other materials it intends to use in connection with any sales of Shares in reasonably adequate time for the Distributor, on behalf of the Fund, to file and clear them with the proper authorities before they are put in use, and not to use them until so filed and cleared.

(d)	The Distributor, at its own expense, is duly registered as dealer or broker, or is operating pursuant to an exemptive order, under all applicable state or federal laws required in order that Shares may be sold in such States as may be mutually agreed upon by the parties.

(e)	The Distributor shall not make, or permit any representative, broker or dealer to make, in connection with any sale or solicitation of a sale of the Shares, any representations concerning the Shares except those contained in the then current prospectus and statement of additional information covering the Shares and in printed information approved by the Fund as information supplemental to such prospectus and statement of additional information. Copies of the then effective prospectus and statement of additional information and any such printed supplemental information will be supplied by the Fund to the Distributor in reasonable quantities upon request.

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6.	Records to be Supplied by the Fund.

The Fund shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of the Shares, and this shall include, but shall not be limited to, one certified copy, upon request by the Distributor, of all financial statements prepared for the Fund by independent public accountants.

7.	Fees and Expenses.

(a)	The Fund will not bear any costs or expenses incurred with respect to distribution of shares except to the extent the Fund is permitted to do so by applicable law. As compensation for the services rendered to the Fund pursuant to this Agreement the Fund shall pay the Distributor fees determined as set forth on Exhibit B to this Agreement.

(b)	In the performance of its obligations under this Agreement, the Distributor will pay only the costs incurred in qualifying as a broker or dealer under state and federal laws and in establishing and maintaining relationships with the dealers selling the Shares. All other costs in connection with the offering of the Shares will be paid by the Fund in accordance with agreements between the Fund and the Distributor as permitted by applicable laws, including the Act and rules and regulations promulgated thereunder.

(c)	The Distributor may from time to time employ or associate with such person or persons as may be appropriate to assist the Distributor in the performance of this Agreement. Such person or persons may be officers and employees who are employed or designated as officers by both the Distributor and the Fund. The Distributor shall pay the compensation of such person or persons for such employment and no obligation will be incurred by or on behalf of the Fund in such respect.

8.	Indemnification of the Fund.

The Distributor agrees to indemnify and hold harmless the Fund and each person who has been, is, or may hereafter be a trustee, director, officer, employee, shareholder or control person of the Fund against any loss, damage or expense (including the reasonable costs of investigation) reasonably incurred by any of them in connection with any claim or in connection with any action, suit or proceeding to which any of them may be a party, which arises out of or is alleged to arise out of or is based upon any untrue statement or alleged untrue statement of a material fact, or the omission or alleged omission to state a material fact necessary to make the statements not misleading, on the part of the Distributor or any agent or employee of the Distributor or any other person for whose acts the Distributor is responsible, unless such statement or omission was made in reliance upon written information furnished by the Fund. The Distributor likewise agrees to indemnify and hold harmless the Fund and each such person in connection with any claim or in connection with any action, suit or proceeding which arises out of or is alleged to arise out of the Distributor’s failure to exercise reasonable care and diligence with respect to its services, if any, rendered in connection with investment, reinvestment, automatic withdrawal and other plans for Shares. The term “expenses” for purposes of this and the next paragraph includes amounts paid in satisfaction of judgments or in settlements which are made with the Distributor’s consent. The foregoing rights of indemnification shall be in addition to any other rights to which the Fund or each such person may be entitled as a matter of law.

9.	Indemnification of the Distributor.

The Fund agrees to indemnify and hold harmless the Distributor and each person who has been, is, or may hereafter be a director, officer, employee, shareholder or control person of the Distributor against any loss, damage or expense (including the reasonable costs of investigation) reasonably incurred by any of them in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence, including clerical errors and mechanical failures, on the part of any of such persons in the performance of the Distributor’s duties or from the reckless disregard by any of such persons of the

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Distributor’s obligations and duties under this Agreement, for all of which exceptions the Distributor shall be liable to the Fund. The Fund will advance attorneys’ fees or other expenses incurred by any such person in defending a proceeding, upon the undertaking by or on behalf of such person to repay the advance if it is ultimately determined that such person is not entitled to indemnification.

In order that the indemnification provisions contained in this Paragraph 9 shall apply, it is understood that if in any case the Fund may be asked to indemnify the Distributor or any other person or hold the Distributor or any other person harmless, the Fund shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Distributor will use all reasonable care to identify and notify the Fund promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Fund. The Fund shall have the option to defend the Distributor and any such person against any claim which may be the subject of this indemnification, and in the event that the Fund so elects it will so notify the Distributor, and thereupon the Fund shall take over complete defense of the claim, and neither the Distributor nor any such person shall in such situation initiate further legal or other expenses for which it shall seek indemnification under this Paragraph 9. The Distributor shall in no case confess any claim or make any compromise in any case in which the Fund will be asked to indemnify the Distributor or any such person except with the Fund’s written consent.

Notwithstanding any other provision of this Agreement, the Distributor shall be entitled to receive and act upon advice of counsel (who may be counsel for the Fund or its own counsel) and shall be without liability for any action reasonably taken or thing reasonably done pursuant to such advice, provided that such action is not in violation of applicable federal or state laws or regulations.

10.	Termination and Amendment of this Agreement.

This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment. This Agreement may be amended only if such amendment is approved (i) by the Distributor, (ii) either by action of the Board of Trustees of the Fund or at a meeting of the Shareholders of the Fund by the affirmative vote of a majority of the outstanding Shares, and (iii) by a majority of the Trustees of the Fund who are not interested persons of the Fund or of the Distributor by vote cast in person at a meeting called for the purpose of voting on such approval.

Either the Fund or the Distributor may at any time terminate this Agreement on sixty (60) days written notice delivered or mailed by registered mail, postage prepaid, to the other parties.

11.	Effective Period of this Agreement.

This Agreement shall take effect on the date referenced above, and shall remain in full force and effect for a period of one (1) year from the date of its effectiveness (unless terminated automatically as set forth in Paragraph 10), and from year to year thereafter, subject to annual approval (i) by the Distributor, (ii) by the Board of Trustees of the Fund or a vote of a majority of the outstanding Shares, and (iv) by a majority of the Trustees of the Fund who are not interested persons of the Fund or of the Distributor by vote cast in person at a meeting called for the purpose of voting on such approval.

12.	New Series.

The terms and provisions of this Agreement shall become automatically applicable to any additional series of the Fund established during the initial or renewal term of this Agreement.

13.	Successor Investment Fund.

Unless this Agreement has been terminated in accordance with Paragraph 10, the terms and provisions of this Agreement shall become automatically applicable to any investment company which is a successor to the Fund as a result of reorganization, recapitalization or change of domicile.

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14.	Limitation of Liability.

It is expressly agreed that the obligations of the Fund hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Fund, personally, but bind only the trust property of the Fund. The execution and delivery of this Agreement have been authorized by the Trustees of the Fund and signed by an officer of the Fund, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Fund.

15.	Severability.

In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

16.	Questions of Interpretation.

(a)	This Agreement shall be governed by the laws of the State of Indiana.

(b)	Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Act shall be resolved by reference to such term or provision of the Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to said Act. In addition, where the effect of a requirement of the Act, reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

17.	Notices.

Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other parties, with a copy to the Fund’s counsel, at such address as such other parties may designate for the receipt of such notice. Such notice will be effective upon receipt. Until further notice to the other parties, it is agreed that the address of each party for this purpose shall be:

(a)	If to the Fund, to:

The Huntington Funds

3805 Edwards Rd.

Cincinnati, OH 45209-1940

Attention: Jay S. Fitton, Secretary

(b)	If to the Distributor, to:

Unified Financial Securities, Inc.

2960 N. Meridian Street, Suite 300

Indianapolis, IN 46208

Attn: President

18.	Execution

This Agreement may be executed by one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one in the same instrument.

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IN WITNESS WHEREOF, the Fund and the Distributor have each caused this Agreement to be signed in duplicate on their behalf, all as of the day and year first above written.

THE HUNTINGTON FUNDS

By:	/s/ R. Jeffrey Young	Date: 8/31/12
Print Name:	R. Jeffrey Young
Title:	Chief Executive Officer
Attest:	/s/ Tiffany R. Franklin
Tiffany R. Franklin

UNIFIED FINANCIAL SECURITIES, INC.

By:	/s/ Anna Maria Spurgin	Date: 8/31/12
Print Name:	Anna Maria Spurgin
Title:	President
Attest:	/s/ Kerric Kynard
Kerric Kynard

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EXHIBIT A

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Distribution Agreement

PORTFOLIOS

Huntington Tax-Free Money Fund	Class A Shares, Trust Shares
Huntington Money Market Fund	Class A Shares, Trust Shares, Interfund Shares
Huntington Ohio Municipal Money Market Fund	Class A Shares, Trust Shares
Huntington U.S. Treasury Money Market Fund	Class A Shares, Trust Shares
Huntington Disciplined Equity Fund	Class A Shares, Trust Shares
Huntington Dividend Capture Fund	Class A Shares, Trust Shares
Huntington Global Select Markets Fund	Class A Shares, Trust Shares
Huntington Growth Fund	Class A Shares, Trust Shares
Huntington Income Equity Fund	Class A Shares, Trust Shares
Huntington International Equity Fund	Class A Shares, Trust Shares
Huntington Macro 100 Fund	Class A Shares, Trust Shares
Huntington Mid Corp America Fund	Class A Shares, Trust Shares
Huntington Real Strategies Fund	Class A Shares, Trust Shares
Huntington Rotating Markets Fund	Class A Shares, Trust Shares
Huntington Situs Fund	Class A Shares, Trust Shares
Huntington Fixed Income Securities Fund	Class A Shares, Trust Shares
Huntington Intermediate Government Income Fund	Class A Shares, Trust Shares
Huntington Mortgage Securities Fund	Class A Shares, Trust Shares
Huntington Ohio Tax-Free Fund	Class A Shares, Trust Shares
Huntington Short/Intermediate Fixed Income Securities Fund	Class A Shares, Trust Shares
Huntington Longer Duration Fixed Income Fund	Trust Shares
Huntington Balanced Allocation Fund	Class A Shares*
Huntington Conservative Allocation Fund	Class A Shares*
Huntington Growth Allocation Fund	Class A Shares*
Huntington World Income Fund	Class A Shares, Trust Shares
Huntington Income Generation Fund	Class C Shares, Trust Shares

Huntington VA Balanced Fund
Huntington VA Dividend Capture Fund
Huntington VA Growth Fund
Huntington VA Income Equity Fund
Huntington VA International Equity Fund
Huntington VA Macro 100 Fund
Huntington VA Mid Corp America Fund
Huntington VA Mortgage Securities Fund
Huntington VA New Economy Fund
Huntington VA Real Strategies Fund
Huntington VA Rotating Markets Fund
Huntington VA Situs Fund

*	The Huntington Balanced Allocation Fund, Conservative Allocation Fund and Growth Allocation Fund, unlike all other Class A Shares hereunder, do not pay or accrue a monthly shareholder service fee as set forth in Exhibit B.

Plus such additional portfolios as may be agreed upon to from time to time between Distributor and the Fund.

Dated: August 31, 2012

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This Exhibit A, dated August 31, 2012, is hereby incorporated and made part of the Distribution Agreement, by and between the parties named below (the “Agreement”).

WITNESS the due execution hereof this 31st day of August, 2012.

THE HUNTINGTON FUNDS

By:	/s/ R. Jeffrey Young	Date: 8/31/12
Print Name:	R. Jeffrey Young
Title:	Chief Executive Officer
Attest:	/s/ Tiffany R. Franklin
Tiffany R. Franklin

UNIFIED FINANCIAL SECURITIES, INC.

By:	/s/ Anna Maria Spurgin	Date: 8/31/12
Print Name:	Anna Maria Spurgin
Title:	President
Attest:	/s/ Kerric Kynard
Kerric Kynard

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EXHIBIT B

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Distribution Agreement

COMPENSATION

In the absence of designation of an authorized dealer of record, the Distributor shall become the default dealer of record and shall be entitled to all such compensation allowable under the following sections:

Class A Shares:

Distributor, as agent for the Fund, will direct the Fund to pay Distributor and/or Financial Institutions out of the Fund’s assets pursuant to this Agreement: (i) a monthly fee for distribution-related services computed at the annual rate of 0.25% of the average aggregate net asset value of Class A Shares held during the month; and (ii) all initial sales loads paid by shareholders during the month in connection with the purchase of Class A Shares in accordance with the Fund’s then current Prospectus and Statement of Additional Information. In addition, Distributor, as the agent for the Fund, will direct the disbursement of a monthly shareholder service fee payable out of the Fund’s assets to Financial Institutions to be computed at the annual rate of 0.25% of the average aggregate net asset value of Class A Shares held during the month. For the month in which this Agreement becomes effective or terminates, there shall be an appropriate proration of any fee payable on the basis of the number of days that the Agreement is in effect during the month.

Distributor will enter into separate written agreements with various Financial Institutions to provide certain of the services set forth in this Agreement. Distributor, as agent for the Fund, will cause Financial Institution to be paid out of the Fund’s assets a periodic fee in respect of Shares owned from time to time by their clients or customers. The schedules of such fees and the basis upon which such fees will be paid shall be determined from time to time by the Fund and/or by the Distributor as agent for the Fund.

Class C Shares:

Distributor, as agent for the Fund, will direct the Fund to pay Distributor and/or Financial Institutions out of the Fund’s assets pursuant to this Agreement: (i) a monthly fee for distribution-related services computed at the annual rate of 0.75% of the average aggregate net asset value of Class C Shares held during the month; and (ii) all initial sales loads paid by shareholders during the month in connection with the purchase of Class C Shares in accordance with the Fund’s then current Prospectus and Statement of Additional Information. In addition, Distributor, as the agent for the Fund, will direct the disbursement of a monthly shareholder service fee payable out of the Fund’s assets to Financial Institutions to be computed at the annual rate of 0.25% of the average aggregate net asset value of Class C Shares held during the month. For the month in which this Agreement becomes effective or terminates, there shall be an appropriate proration of any fee payable on the basis of the number of days that the Agreement is in effect during the month.

Distributor will enter into separate written agreements with various Financial Institutions to provide certain of the services set forth in this Agreement. Distributor, as agent for the Fund, will cause Financial Institution to be paid out of the Fund’s assets a periodic fee in respect of Shares owned from time to time by their clients or customers. The schedules of such fees and the basis upon which such fees will be paid shall be determined from time to time by the Fund and/or by the Distributor as agent for the Fund.

Trust Shares:

Distributor, as agent for the Fund, will direct the disbursement out of the Fund’s assets of a monthly shareholder services fee to Financial Institutions to be computed at the annual rate of 0.25% of average aggregate net asset value of Trust Shares held during the month.

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EXHIBIT B (continued)

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Distribution Agreement

Compensation does not include out-of-pocket expenses which include but are not limited to: printing, postage and handling, shipping, record storage, legal expenses associated with negotiating customized agreements with selling group counterparties, regulatory filing fees, NSCC fees and all other expenses incurred on behalf of the Trust. Additional services and the associated fees not contemplated in this schedule will be negotiated on a per occurrence basis.

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